Exhibit 23.01

CONSENT OF DAVIS POLK & WARDWELL LLP

August 11, 2015

Re:	Registration Statement, filed by Morgan Stanley dated November 19, 2014

Morgan Stanley
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

We have acted as special counsel for Morgan Stanley (the “Company”) in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), including a form of prospectus, dated November 19, 2014, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of the Company’s debt securities, units, warrants, purchase contracts, preferred stock and common stock.

We hereby consent to any reference to us, in our capacity as special counsel to the Company, or any opinion of ours delivered in that capacity in a pricing supplement or prospectus supplement relating to the offer and sale of any particular warrants prepared and filed by the Company with the Securities and Exchange Commission on this date or a future date in substantially such form:

“In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the warrants offered by this pricing supplement have been executed and issued by Morgan Stanley, countersigned by the warrant agent pursuant to the Warrant Agreement and delivered against payment as contemplated herein, such warrants will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the warrant agent’s authorization, execution and delivery of the Warrant Agreement and its countersignature to the warrants and the validity, binding nature and enforceability of the Warrant Agreement with respect to the warrant agent, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.”

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP